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                                                                      EXHIBIT 11

QUAKER STATE CORPORATION AND SUBSIDIARIES
Computation of Net Income Per Share

FOR THE THREE MONTHS ENDED MARCH 31
(in thousands except per share data, unaudited)                                     1998             1997
===========================================================================     ============      ============
 1.  Net income                                                                 $      1,618     $      6,865
                                                                                ============     ============

 2.  Average number of shares of capital
     Stock outstanding--Basic                                                         36,298           34,868

 3.  Shares issuable upon exercise of dilutive stock options outstanding during the period, based on
     average market prices                                                               276              102

 4. Average number of capital and capital equivalent
     shares outstanding--Diluted (2 + 3)                                              36,574           34,970

 5. Net income per capital and capital equivalent share - Basic
     (1 divided by 2)                                                           $       0.04     $       0.20
                                                                                ============     ============

 6. Net income per capital share assuming full dilution - Diluted
     (1 divided by 4)                                                           $       0.04     $       0.20
                                                                                ============     ============


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